Exhibit 99.4

PRIVILEGED AND CONFIDENTIAL MEDIATION MATERIALS SUBJECT TO MEDIATION ORDER SUBJECT TO FRE 408 CONFIDENTIAL JULY 2021 CONVERTIBLE NOTEHOLDER GROUP RESTRUCTURING PROPOSAL Ad Hoc Group of Convertible Noteholders

PRIVILEGED AND CONFIDENTIAL MEDIATION MATERIALS SUBJECT TO MEDIATION ORDER
SUBJECT TO FRE 408
CONFIDENTIAL
Disclaimer
The information herein has been prepared by Lazard, Stroock, and Boies Schiller Flexner based upon information supplied by the Company or publicly available information, and portions 205317-001 of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. € € We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates € € and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and expressnoviewastosuch forecasts € or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials have been prepared pursuant to the Order Compelling Mediation of Plan Confirmation-Related Disputes and Appointing Judicial Mediator (the “Mediation Order”) [Docket no. 2049]). These materials and the information contained herein are confidential and shall be considered “Mediation Materials” (as defined in the Mediation Order). Any discussions between or among Mediation Parties related to these materials, whether or not such 19Aug2021 discussions take place in the presence of the Mediator, shall also be considered Mediation Materials. All information contained herein, as well as discussions or other communications related thereto, shall also be considered compromise negotiations pursuant to Rule 408 of the Federal Rules of Evidence.

PRIVILEGED AND CONFIDENTIAL MEDIATION MATERIALS SUBJECT TO MEDIATION ORDER
SUBJECT TO FRE 408
CONVERT NOTEHOLDER GROUP RESTRUCTURING PROPOSAL
Convert Group Restructuring Proposal — Term Sheet
The following summarizes the terms of a restructuring proposal of Ad Hoc Group of Convert Noteholders (the “Convert Group”) Plan TEV: $10.75 billion Overview Plan Equity Value: $3.625 billion, before consideration of Excess Cash Exit Facility: $7.125 billion $94 million, subject to dilution for HoldCo Shared Professional Fees1 Cash Inclusive of $33.6 million in HoldCo cash and $60.4 million funded from Exit Facility 1.5% of the common equity of Reorganized Intelsat Treatment of Equity Convertible 100% of economic interest in Investment Holdings and SA (i.e., non-unity) NOLs Notes 19Aug2021 CVRs 10% of CVRs Exit Convert Noteholders shall be entitled to participate, at their election, in the Exit Facility, with an allocation of an Exit Financing Financing Fee on agreed terms and equaling $8.5 million 02:31 Emergence · Public company (i.e., publicly traded on NYSE or EU Regulated Market), unless Debtors meet certain conditions Status One member shall be the current Chief Executive Officer of the Reorganized Debtors Two independent directors by a search committee formed by Jackson Crossover Group, HoldCo Group and Convert Corporate selected Governance Group, and reasonably acceptable to each group New Board Three members selected by the members of the Jackson Crossover Group (two of which must be reasonably acceptable to the QTA HoldCo Group and Convert Group) One member selected by the HoldCo Group
Allocation of first $40 million: 100% to Jackson Unsecured Noteholders
Allocation of next $360 million: (i) 10% to Convert Noteholders, (ii) remainder TBD
CVR Structure million retained by Company Proceeds in excess of $400 All amounts payable in stock at Plan Value Page Otherwise consistent with CVR Term Sheet 3 1. Including on account of differences in projected cash flows or incremental professional fees post June 30, 2021 and prior to the emergence date.

PRIVILEGED AND CONFIDENTIAL MEDIATION MATERIALS SUBJECT TO MEDIATION ORDER
SUBJECT TO FRE 408
CONVERT NOTEHOLDER GROUP RESTRUCTURING PROPOSAL
Convert 205317-001 Group Restructuring Proposal — Term Sheet (cont’d)
Consistent with most recent Jackson Crossover Group proposal (i.e., 2.5% fee); provided that
(i) backstop is open to all Jackson Unsecured Noteholders (including members of the Convert Group) that hold Jackson Unsecured Notes; Exit Financing (ii) Convert Noteholders shall be entitled to participate, at their election, in the Exit Facility, with an allocation of an Exit Financing Fee on agreed terms and equaling $8.5 million; and (iii) any yield or change of control protections in exit facility documents subject to Convert Group approval Payment of estimated Allowed Professional Fee Claims included in Debtors’ June 7, 2021 estimate (as amended on June 14, 2021) through June 30, 2021 (the “6/30 Fee Estimate”) allocated between Jackson and the HoldCos pursuant to methodology set forth in current Plan (and otherwise accounted for in the cash recoveries for Convert Noteholders set forth above) 19Aug2021 For the avoidance of doubt, the 6/30 Fee Estimate (i) includes and incorporates payment of the Convert Group’s professional fees through June 30, 2021 in the amount of $10 million, and (ii) assumes total HoldCo cash at June 30, 2021 of $112 million ($212 million, 02:31 Professional Fees net of $100 million of projected professional fees at June 30, 2021) Payment of Allowed Professional Fee Claims, not to exceed $30 million, allocated to HoldCos under current Plan (including the Convert Group’s fees) and not included in Debtors’ 6/30 Fee Estimate to be shared pro-rata (based on distributable plan value excl. CVRs) among ICF Noteholders (67.6%), Convert Noteholders (31.1%), and Lux Noteholders (1.3%) Payment of Allowed Professional Fee Claims allocated to HoldCos under current Plan that are (i) not included in Debtors’ 6/30 Fee Estimate, and (ii) in excess of $30 million, to be paid by Jackson QTA,· Deal contingent on all PSA Parties voting all claims against all Debtors in favor of plan Parent Guarantee Claims withdrawn with prejudice upon approval of Disclosure Statement Other Convert Group consent rights over any claim allowance or settlement that would negatively affect the recoveries for Convert Noteholders Payment of all Convert Group professional fees (paid pursuant to allocations above)